Exhibit 4.2

DEPOSIT AGREEMENT

March 2, 2021

TELEPHONE AND DATA SYSTEMS, INC.,
AS ISSUER,

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST COMPANY, N.A.,
AS DEPOSITARY,

 COMPUTERSHARE TRUST COMPANY, N.A.
AS REGISTRAR AND TRANSFER AGENT,

and

 COMPUTERSHARE INC.
AS DIVIDEND DISBURSING AGENT AND REDEMPTION AGENT

-and-

THE HOLDERS FROM TIME TO TIME OF RECEIPTS ISSUED HEREUNDER

RELATING TO THE ISSUER’S RECEIPTS, DEPOSITARY SHARES AND RELATED
6.625% CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, SERIES UU

DEPOSIT AGREEMENT
DEPOSIT AGREEMENT, dated March 2, 2021, among TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Company”), COMPUTERSHARE INC., a Delaware corporation (“Computershare”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (“Trust Company”), jointly as Depositary (as hereinafter defined), the Trust Company as Registrar (as hereinafter defined) and as Transfer Agent (as hereinafter defined), and Computershare as Dividend Disbursing Agent and Redemption Agent (as hereinafter defined), and all holders from time to time of Receipts (as hereinafter defined) issued hereunder.
WITNESSETH:
WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of the Company’s Series UU Preferred Stock (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Series UU Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;
WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;
WHEREAS, the terms and conditions of the Series UU Preferred Stock are substantially set forth in the Certificate of Designations (as hereinafter defined); and
NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:
ARTICLE 1
DEFINITIONS
The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:
“Certificate of Designations” shall mean the certificate of designations, adopted by the Board of Directors of the Company or a duly authorized committee thereof, establishing and setting forth the rights, preferences and privileges of the Series UU Preferred Stock, attached hereto as Exhibit B, and as such certificate may be amended or restated from time to time.
“Company” shall have the meaning set forth in the preamble.
“Computershare” shall have the meaning set forth in the preamble.
“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.
“Depositary” shall mean Computershare and Trust Company, and any successor as Depositary hereunder.
“Depositary Office” shall mean the office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 150 Royall Street, Canton, Massachusetts 02021.
“Depositary Share” shall mean the security representing a 1/1,000th fractional interest in a share of Series UU Preferred Stock deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Series UU Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Series UU Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designations).
“Depositary’s Agent” shall mean any agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.
“Dividend Disbursing Agent” shall mean Computershare or any bank or trust company appointed to receive dividends on the deposited Series UU Preferred Stock and disburse the same to the holders of Receipts, as herein provided.
“Dividend Payment Date” shall have the meaning set forth in the Certificate of Designations.
“DTC” shall mean The Depository Trust Company.
“DTC Receipt” shall have the meaning set forth in Section 2.01.
“Funds” shall have the meaning set forth in Section 2.03.
“Moody’s” shall have the meaning set forth in Section 2.03.
“NYSE” shall have the meaning set forth in Section 2.01.

“Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity, and shall include any successor (by merger or otherwise) of the foregoing.
“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.
“record date” shall mean the date fixed pursuant to Section 4.04.
“record holder” or “holder” as applied to a Receipt shall mean the Person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.
“Redemption Agent” shall mean Computershare or any bank or trust company appointed to receive redemption proceeds on the deposited Series UU Preferred Stock and to disburse the same to the holders of the Receipts, as herein provided.
“redemption date” shall have the meaning set forth in Section 2.03.
“redemption price” shall have the meaning set forth in Section 2.03.
“Registrar” shall mean the Trust Company or any bank or trust company appointed to register ownership and transfers of Receipts and the deposited Series UU Preferred Stock, as herein provided.
“S&P” shall have the meaning set forth in Section 2.03.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series UU Preferred Stock” shall mean the Company’s validly issued, fully paid and nonassessable 6.625% Cumulative Redeemable Perpetual Preferred Stock, Series UU (liquidation preference $25,000 per share), $0.01 par value per share.
“Transfer Agent” shall mean the Trust Company or any bank or trust company appointed to transfer the Receipts and the deposited Series UU Preferred Stock, as herein provided.
“Trust Company” shall have the meaning set forth in the preamble.
ARTICLE 2
FORM OF RECEIPTS, DEPOSIT OF SERIES UU PREFERRED STOCK, EXECUTION AND
DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS
SECTION 2.01 Form and Transferability of Receipts. Definitive Receipts shall be printed and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon and pursuant to the written order of the Company delivered in compliance with Section 2.02, shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the Persons executing such Receipts may determine (but which do not affect the rights, duties or immunities of the Depositary), as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary Office without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Series UU Preferred Stock deposited, as definitive Receipts.
Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.
Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Depositary Shares may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject (but which do not affect the rights, duties and obligations of the Depositary), in each case as directed by the Company.
Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed, or accompanied by a properly executed instrument of transfer or endorsement and accompanied by signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (a “Signature Guarantee”), shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or payments with respect to the Series UU Preferred Stock, to exercise any redemption or voting rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.
Notwithstanding the foregoing, the Depositary and the Company will make application to DTC for acceptance of all of the Receipts for its book-entry settlement system. In connection with such request, the Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded on the New York Stock Exchange (“NYSE”) or another nationally recognized U.S. securities exchange with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt or (ii) institutions that have accounts with DTC.
If issued, the DTC Receipt shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of Series UU Preferred Stock and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC and in accordance with its procedures, unless the holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.
SECTION 2.02 Deposit of Series UU Preferred Stock; Execution and Delivery of Receipts in Respect Thereof. Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing 16,000 Series UU Preferred Stock, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement, (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the Person or Persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Series UU Preferred Stock registered in such names specified in such written order and (iii) an opinion of counsel to the Company addressed to the Depositary containing opinions, or a letter from counsel to the Company authorizing reliance on such counsel’s opinions delivered to the underwriters named therein, relating to, (A) the existence and good standing of the Company, (B) the due authorization of the Depositary Shares and the status of the Depositary Shares as validly issued, fully paid and non-assessable, and (C) the effectiveness of any registration statement under the Securities Act relating to the Depositary Shares or whether exemption from such registration is applicable. The Depositary acknowledges receipt of the aforementioned 16,000 Series UU Preferred Stock and related documentation and agrees to hold such deposited Series UU Preferred Stock in an account to be established by the Depositary at the Depositary Office or at such other office as the Depositary shall determine. The Company hereby appoints the Trust Company as the Registrar and Transfer Agent and Computershare as the Dividend Disbursing Agent and Redemption Agent for the Series UU Preferred Stock deposited hereunder and the Depositary hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Series UU Preferred Stock held by it by notation, book-entry or other appropriate method. With respect to the foregoing appointments of Trust Company as Transfer Agent and Registrar and Computershare as Dividend Disbursing Agent and Redemption Agent, Trust Company and Computershare shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision.

If required by the Depositary, Series UU Preferred Stock presented for deposit by the Company at any time, whether or not the register of shareholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or right to subscribe for additional Series UU Preferred Stock or to receive other property that any Person in whose name the Series UU Preferred Stock are or has been registered may thereafter receive upon or in respect of such deposited Series UU Preferred Stock, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.
Upon receipt by the Depositary of a certificate or certificates for Series UU Preferred Stock deposited hereunder, together with the other documents specified above, and upon registering such Series UU Preferred Stock in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the Person or Persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Series UU Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary Office, except that, at the request, risk and expense of any Person requesting such delivery, such delivery may be made at such other place as may be designated by such Person. Other than in the case of splits, subdivisions, combinations, consolidations or other reclassifications affecting the Series UU Preferred Stock, or in the case of dividends or other distributions of Series UU Preferred Stock, if any, there shall be deposited hereunder not more than the number of shares constituting the Series UU Preferred Stock as set forth in the Certificate of Designations, as such may be amended. To the extent that the Company issues Series UU Preferred Stock in excess of the amount set forth in the Certificate of Designations as of the date hereof (which shares have been duly authorized by the Company), the Company shall notify the Depositary of such issuance in writing.
The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.
SECTION 2.03 Optional Redemption of Series UU Preferred Stock for Cash. Whenever the Company shall elect to redeem deposited Series UU Preferred Stock for cash in accordance with the provisions of the Certificate of Designations, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary not less than 13 nor more than 60 days’ prior written notice of the date fixed for redemption of such Series UU Preferred Stock (the “redemption date”) and of the number of such Series UU Preferred Stock held by the Depositary to be redeemed and the applicable redemption price (the “redemption price”), as set forth in the Certificate of Designations. The Depositary shall, by mail (first-class postage prepaid) or through DTC and in accordance with its procedures, deliver notice of the redemption of Series UU Preferred Stock and the proposed simultaneous redemption of the Depositary Shares representing the Series UU Preferred Stock to be redeemed, not less than 10 and not more than 60 days prior to the redemption date, to the holders of record on the record date fixed for such redemption pursuant to Section 4.04 of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary; provided, however, that the failure to deliver any such notice to one or more such holders or any defect in any such notice shall not affect the sufficiency of the proceedings for redemption except as to the holder to whom notice was not given or defective.
The Company shall prepare and provide the Depositary with such notice, and each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of deposited Series UU Preferred Stock and Depositary Shares to be redeemed; (iv) if fewer than all Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) the place or places where the Series UU Preferred Stock and the Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price; and (vi) that on the redemption date dividends in respect of the Series UU Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue.
In the event that notice of redemption has been made as described in the immediately preceding paragraphs and the Company shall then have paid in full to the Depositary the redemption price (determined pursuant to the Certificate of Designations) of the Series UU Preferred Stock deposited with the Depositary to be redeemed, the Depositary shall redeem the number of Depositary Shares representing such Series UU Preferred Stock so called for redemption by the Company and on the redemption date (unless the Company shall have provided written instructions to the Depositary that the redemption is restricted pursuant to applicable laws, as provided in the Certificate of Designation), all dividends in respect of the Series UU Preferred Stock called for redemption shall cease to accrue, the Depositary Shares called for redemption shall be deemed no longer to be issued and outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed by Computershare at a cash redemption price per Depositary Share equal to 1/1,000th of the redemption price per share paid in respect of the Series UU Preferred Stock, plus any declared but unpaid dividends thereon from the last Dividend Payment Date to, but excluding, the redemption date, without interest on such unpaid dividends. The foregoing shall be further subject to the terms and conditions of the Certificate of Designations. In the event of any conflict between the provisions of the Deposit Agreement and the provisions of the Certificate of Designations, the provisions of the Certificate of Designations will govern and the Company will instruct the Depositary, as applicable, in writing accordingly of such governing terms; provided, however, that under no circumstances will the Certificate of Designations be deemed to change or modify any of the rights, duties or immunities of the Depositary contained herein.
If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

If less than all of the Series UU Preferred Stock are redeemed pursuant to the Company’s exercise of any optional redemption right permitting such a redemption of less than all Series UU Preferred Stock, the Depositary will select the Depositary Shares to be redeemed pursuant to this Section 2.03 on a pro rata basis, by lot or in such other manner as the Depositary may determine to be fair and equitable and provided that such methodology is consistent with any applicable stock exchange rules.
All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services under this Deposit Agreement (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Deposit Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by S&P Global Ratings (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 under the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Depositary shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall pay such interest, dividends or earnings to the Company.
SECTION 2.04 Registration of Transfers of Receipts. The Company hereby appoints the Trust Company as the Registrar and Transfer Agent for the Receipts and the Trust Company hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer or endorsement and appropriate evidence of authority, which shall include a Signature Guarantee, and any other reasonable evidence of authority that may be required by the Trust Company, together with evidence of the payment by the applicable party of any taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the Person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.
SECTION 2.05 Combinations and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Depositary Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.
SECTION 2.06 Surrender of Receipts and Withdrawal of Series UU Preferred Stock. Any holder of a Receipt or Receipts may withdraw any number of whole shares of deposited Series UU Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts to the Depositary or at such other office as the Depositary may designate for such withdrawals; provided, that a holder of a Receipt or Receipts may not withdraw such Series UU Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. Upon such surrender, upon payment of the fee of the Depositary for the surrender of Receipts to the extent provided in Section 5.07 and payment of all taxes and governmental charges in connection with such surrender and withdrawal of Series UU Preferred Stock, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such holder, or to the Person or Persons designated by such holder as hereinafter provided, the number of whole shares of such Series UU Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Series UU Preferred Stock will not thereafter be entitled to deposit such Series UU Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Series UU Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Series UU Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or upon such holder’s order (subject to Section 2.04), a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Series UU Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.
If the deposited Series UU Preferred Stock and the money and other property being withdrawn are to be delivered to a Person or Persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Series UU Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such Series UU Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.
The Depositary shall deliver the deposited Series UU Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

SECTION 2.07 Limitations on Execution and Delivery, Transfer, Split-up. As a condition precedent to the execution and delivery, transfer, split-up, subdivision, combination, consolidation surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Series UU Preferred Stock being deposited or withdrawn); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature) including, as noted in Section 2.04 above, a Signature Guarantee, and any other reasonable evidence of authority that may be required by the Depositary; and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange on which the deposited Series UU Preferred Stock, the Depositary Shares or the Receipts may be included for quotation or listed.
The deposit of Series UU Preferred Stock may be refused, the delivery of Receipts against Series UU Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, subdivision, combination, consolidation, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any other provision of this Deposit Agreement.
SECTION 2.08 Lost Receipts, etc. In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the holder thereof shall have (i) filed with the Depositary (a) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a protected purchaser, (b) an open penalty surety bond, (c) satisfied any other reasonable requirements imposed by the Depositary (including, without limitation, providing evidence reasonably satisfactory to the Depositary of the loss, theft or destruction of such Receipt), and (d) complied with such other reasonable regulations and paid such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.
SECTION 2.09 Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized, but not required, to destroy such Receipts so cancelled.
SECTION 2.10 No Pre-Release. The Depositary shall not deliver any deposited Series UU Preferred Stock evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the corresponding Series UU Preferred Stock evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not represent Series UU Preferred Stock deposited with the Depositary.
ARTICLE 3
CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY
SECTION 3.01 Filing Proofs, Certificates and Other Information. Any Person presenting Series UU Preferred Stock for deposit or any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Series UU Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed.
SECTION 3.02 Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses and taxes or other governmental charges to the extent provided in Section 3.05 and Section 5.07, or provide evidence satisfactory to the Depositary that such fees and expenses and taxes or other governmental charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Series UU Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Series UU Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.
SECTION 3.03 Representations and Warranties as to Series UU Preferred Stock. In the case of the initial deposit of the Series UU Preferred Stock hereunder, the Company represents and warrants that such Series UU Preferred Stock and each certificate therefor are validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Series UU Preferred Stock and the issuance of Receipts.
SECTION 3.04 Representation and Warranty as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/1,000th fractional interest in a deposited share of Series UU Preferred Stock represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Series UU Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.

SECTION 3.05 Taxes. The Company will pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Depositary Shares or Series UU Preferred Stock or other securities issued on account of Depositary Shares or certificates representing such shares or securities. The Company, however, will not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series UU Preferred Stock, Depositary Shares or other securities in a name other than that in which the Depositary Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the record holder thereof, and the Company and the Depositary will not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company and the Depositary, that such tax has been paid or is not payable.
ARTICLE 4
THE SERIES UU PREFERRED STOCK; NOTICES
SECTION 4.01 Cash Distributions. Whenever Computershare shall receive any cash dividend or other cash distribution on the deposited Series UU Preferred Stock, including any cash received upon redemption of any Series UU Preferred Stock pursuant to Section 2.03 or in payment of any additional amounts (as such term is defined in the Certificate of Designations), Computershare shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or Computershare shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Series UU Preferred Stock represented by the Receipts held by any holder an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. Computershare, however, shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to record holders entitled thereto and any balance not so distributable shall be held by Computershare (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to record holders of such Receipts. Each holder of a Receipt shall provide the Depositary with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8BEN-E, Form W-8EXP, Form W-8IMY, Form W-8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by Computershare of a portion of any of the distribution to be made hereunder.
SECTION 4.02 Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Series UU Preferred Stock, the Depositary shall, subject to Sections 3.01 and 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Company such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount because of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, upon the written instruction of the Company, adopt such method as the Company deems equitable and practicable for the purpose of effecting such distribution, including the sale of the property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of securities to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that the distribution of such securities has been registered under the Securities Act or does not need to be registered. For the avoidance of doubt, the Company shall calculate and transmit to the Depositary, and the Depositary shall have no obligation under this Deposit Agreement to calculate the amounts of cashless distributions. The Company may consult with the Depositary, provided, however, that any determination as to such distributions will be the responsibility of the Company, and the Depositary shall have no duty or obligation to investigate or confirm whether the Company’s determination is accurate or correct.
SECTION 4.03 Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the Persons in whose names deposited Series UU Preferred Stock are registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct in writing (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (ii) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and provided with an opinion of counsel that if the Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Depositary shall not make any distribution of such rights, preferences or privileges to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that the distribution of such rights, preferences or privileges has been registered under the Securities Act or does not need to be registered.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary in writing of such requirement, that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its commercially reasonable efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.
If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary in writing of such requirement and use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.
The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any section of this Deposit Agreement unless and until it has received such notification.
SECTION 4.04 Notice of Dividends; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Series UU Preferred Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of such Series UU Preferred Stock are entitled to vote or of which holders of such Series UU Preferred Stock are entitled to notice or (ii) any election on the part of the Company to redeem any such Series UU Preferred Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Series UU Preferred Stock) (the “record date”) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or whose Depositary Shares are to be so redeemed.
SECTION 4.05 Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Series UU Preferred Stock are entitled to vote, the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, deliver to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series UU Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall, insofar as practicable, vote or cause to be voted the amount of Series UU Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request, which can be mailed or transmitted by an authorized (including electronic) method. To the extent any such instructions request the voting of a fractional interest of a deposited share of Series UU Preferred Stock, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. Each share of Series UU Preferred Stock is entitled to one vote and, accordingly, each Depositary Share is entitled to 1/1,000th of a vote. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series UU Preferred Stock or cause such Series UU Preferred Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will refrain from voting any Series UU Preferred Stock represented by the Depositary Shares evidenced by such Receipt.
SECTION 4.06 Changes Affecting Series UU Preferred Stock and Reclassifications, Recapitalizations, Etc. Upon any change in liquidation preference, par or stated value, split-up, subdivision, combination, consolidation or any other reclassification of the Series UU Preferred Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation to which the Company is a party or sale of all or substantially all of the Company’s assets, the Depositary shall, upon the written instructions of the Company setting forth any of the following adjustments, (i) reflect such adjustments in the Depositary’s books and records in (a) the fraction of an interest in a share of Series UU Preferred Stock represented by one Depositary Share and (b) the ratio of the redemption price per Depositary Share to the redemption price of a share of Series UU Preferred Stock, as may be required by or as is consistent with the provisions of the Certificate of Designations to fully reflect the effects of such change in liquidation preference, par or stated value, split-up, combination or other reclassification of Series UU Preferred Stock, of such recapitalization, reorganization, merger, amalgamation or consolidation or sale and (ii) treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Series UU Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Series UU Preferred Stock. In any such case the Depositary may, upon the receipt of written request of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property.

Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in liquidation preference, par or stated value, split-up, subdivision, combination, consolidation or other reclassification of the Series UU Preferred Stock for any such recapitalization, reorganization, merger, amalgamation or consolidation or sale to the extent that holders of Series UU Preferred Stock had the right, prior to or as of the applicable effective date, to convert, exchange or surrender the share of Series UU Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which such Series UU Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.
SECTION 4.07 Inspection of Reports. The Depositary shall make available for inspection by holders of Receipts at the Depositary Office, and at such other places as it may from time to time deem advisable during normal business hours, any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Series UU Preferred Stock and made generally available to the holders of the Series UU Preferred Stock. In addition, the Depositary shall transmit, upon written request by the Company, certain notices and reports to the holders of Receipts as provided in Section 5.05.
SECTION 4.08 Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Registrar, at the expense of the Company, shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all Persons in whose names Receipts are registered on the books of the Registrar.
SECTION 4.09 Withholding. Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other governmental charge which the Depositary is obligated by law to withhold, the Depositary may dispose of, by public or private sale, all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depositary determines that such distribution of property is subject to withholding tax only with respect to some but not all holders of Receipts, the Depositary will use its best efforts (i) to sell only that portion of such property distributable to such holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other holders of Receipts to receive such distribution in property.
ARTICLE 5
THE DEPOSITARY AND THE COMPANY
SECTION 5.01 Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. The Depositary shall maintain at the Depositary Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, subdivision, combination, consolidation and redemption of Receipts and deposit and withdrawal of Series UU Preferred Stock and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, subdivision, combination, consolidation and redemption of Receipts and deposit and withdrawal of Series UU Preferred Stock, all in accordance with the provisions of this Deposit Agreement.
The Registrar shall keep books at the Depositary Office for the registration and transfer of Receipts, which books at all reasonable times, during normal business hours, shall be open for inspection by the record holders of Receipts as provided by applicable law and in accordance with Section 4.07. The Company may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.
If the Receipts or the Depositary Shares evidenced thereby or the Series UU Preferred Stock represented by such Depositary Shares shall be listed on NYSE or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and replaced by a substitute registrar appointed by the Registrar upon the request or with the written approval of the Company. If the Receipts, such Depositary Shares or such Series UU Preferred Stock are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Series UU Preferred Stock as may be required by law or applicable stock exchange regulations.
SECTION 5.02 Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. None of the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or Transfer Agent, by reason of any provision, present or future, of the Certificate of Designations or, in the case of the Company, the Depositary, the Depositary’s Agent, the Transfer Agent or the Registrar, by reason of any act of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Transfer Agent, any Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. The Company does not assume any obligation and shall not be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than from acts or omissions arising out of conduct constituting bad faith, gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Neither the Depositary nor any Depositary’s Agent nor any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent assumes any obligation and shall not be subject to any liability under this Deposit Agreement to holders of Receipts, the Company or any other Person other than for its bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent nor any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including but not limited to, lost profits, even if such Person alleged to be liable has knowledge of the possibility of such damages. Notwithstanding anything contained herein to the contrary, the aggregate liability of the Depositary, any Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Depositary as fees and charges in the twelve (12 months) immediately preceding the event for which recovery is sought, but not including reimbursable expenses.
None of the Depositary, any Depositary’s Agent, any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent (but without limiting any of the rights or immunities or changing the obligations of the Depositary, any Depositary’s Agent, any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent) shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Series UU Preferred Stock, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.
None of the Depositary, any Depositary’s Agent, any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any Person presenting Series UU Preferred Stock for deposit or any holder of a Receipt. The Depositary, any Depositary’s Agent, any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.
In the event the Depositary, any Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, such party shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.06 in connection with any action so taken.
The Depositary may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Depositary shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation, to the Holders of the Receipts or any other person or entity resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).
The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Series UU Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Depositary undertakes, and any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent.
The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, the Depositary’s Agent, the Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent hereunder. The Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar, Redemption Agent or Dividend Disbursing Agent may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.
It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Series UU Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the registration statement pursuant to which the Depositary Shares are registered under the Securities Act, the deposited Series UU Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein.
The Depositary, along with its affiliates, shall maintain combined capital and surplus of at least $50,000,000, and so shall any successor depositary hereunder.
The Company agrees that it will register the deposited Series UU Preferred Stock and the Depositary Shares in accordance with the applicable securities laws.
In the event the Depositary, the Depositary’s Agent or any Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall promptly notify the Company of the details of such alleged ambiguity or uncertainty, and may, in its sole discretion, refrain from taking any action, and the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall be fully protected and shall incur no liability to any Person from refraining from taking such action, absent bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent.
Whenever in the performance of its duties under this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the Chief Executive Officer, President, Chief Financial Officer or Secretary of the Company or their designees and delivered to the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent; and such certificate shall be full and complete authorization and protection to the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent and the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.
The Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Series UU Preferred Stock or Depositary Shares.
Notwithstanding anything herein to the contrary, no amendment to the Certificate of Designations shall affect the rights, duties, obligations or immunities of the Depositary, Transfer Agent, the Depositary’s Agent, Registrar, Redemption Agent or Dividend Disbursing Agent hereunder.
The Depositary, Depositary’s Agent, any Transfer Agent, any Registrar, Redemption Agent or Dividend Disbursing Agent hereunder:
(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;
(ii) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;
(iii) shall not be obligated to take any legal or other action hereunder; if, however, such party determines to take any legal or other action hereunder, and, where the taking of such action might in such party’s judgment subject or expose it to any expense or liability, such party shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;
(iv) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, email transmission or other document or security delivered to such party and believed by such party to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;
(v) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to such party’s actions as Depositary, Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent as applicable, covered by this Deposit Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(vi) may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by such party hereunder in accordance with the advice or opinion of such counsel;
(vii) shall not be called upon at any time to advise any Person with respect to the Depositary Shares or Receipts;
(viii) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the Depositary Shares or Receipts; and
(ix) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.
The obligations of the Company and the rights of the Depositary, the Depositary’s Agent, Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent set forth in this Section 5.03 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent, Depositary’s Agent, Redemption Agent or Dividend Disbursing Agent or termination of this Deposit Agreement.
SECTION 5.04 Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.
The Depositary may at any time be removed by the Company notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, or through DTC and in accordance with its procedures, to the holders of Receipts.
In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be an entity having its principal office in the United States of America and having a combined capital and surplus (together with its affiliates) of at least $50,000,000. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary (at the expense of the Company) or a holder may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Series UU Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts.
Any corporation or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or other entity to which all or a substantial part of the assets of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.
The provisions of this Section 5.04 as they apply to the Depositary apply to each Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent as if specifically enumerated herein.
The removal or resignation of the Transfer Agent shall automatically be deemed to be a removal of the Depositary’s Agent, Registrar, Transfer Agent, Redemption Agent or Dividend Disbursing Agent (to the extent Depositary is also acting in such capacities) herein without any further act or deed.
SECTION 5.05 Notices, Reports and Documents. To the extent that the Company delivers to the Depositary notices and reports generally made available by the Company to holders of the Series UU Preferred Stock and not otherwise made publicly available, the Depositary, at the written direction of the Company, will promptly after receipt of such notice, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary’s books, copies of such notices and reports so delivered by the Company. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company in writing.

SECTION 5.06 Indemnification by the Company. The Company shall indemnify the Depositary, any Depositary’s Agent and any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent against, and hold each of them harmless from, any loss, liability, damage, penalty, fine, judgment, cost or expense (including the costs and expenses of defending itself) which may arise out of (i) acts performed, suffered or omitted in connection with this Deposit Agreement and the Receipts ((including, without limitation, the enforcement by the such Persons, as the case may be, of this Deposit Agreement) (a) by the Depositary, any Transfer Agent, Registrar, Redemption Agent or Dividend Disbursing Agent or any of their respective agents (including any Depositary’s Agent), except for any liability arising out of bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the respective parts of any such Person or Persons, or (b) by the Company or any of its agents, or (ii) the offer, sale or registration of the Receipts or Series UU Preferred Stock pursuant to the provisions hereof. The obligations of the Company and the rights of the Depositary set forth in this Section 5.06 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement. In no event shall the Depositary have any right of set off or counterclaim against the Depositary Shares or the Series UU Preferred Stock.
SECTION 5.07 Fees, Charges and Expenses. No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any Person, except as provided in this Section 5.07. The Company shall pay all transfer and other taxes, assessments and governmental charges arising solely from the existence of the depositary arrangements. The Company shall also pay all fees and expenses (including reasonable counsel fees and expenses) of the Depositary in connection with the initial deposit of the Series UU Preferred Stock and the initial issuance of the Depositary Shares evidenced by the Receipts, any redemption of the Series UU Preferred Stock at the option of the Company and all withdrawals of the Series UU Preferred Stock by holders of Receipts. All other fees and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar or Transfer Agent (including, in each case, reasonable fees and expenses of counsel) incurred in the preparation, delivery, amendment, administration and execution of this Deposit Agreement and incident to the performance of their respective obligations hereunder will be paid by the Company in accordance with the mutually agreed upon fee schedule executed by the Depositary and the Company. The Depositary (and if applicable, the Transfer Agent and Registrar) shall present its statement for fees and expenses to the Company once every three months or at such other intervals as the Company and the Depositary may agree. The obligations of the Company and the rights of the Depositary set forth in this Section 5.07 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement
SECTION 5.08 Tax Compliance.
(a) The Depositary, on its own behalf and on behalf of the Company will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (i) any payments made with respect to the Depositary Shares or (ii) the issuance, delivery, holding, transfer, redemption or exercise of rights under the Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.
(b) The Depositary shall comply with any reasonable direction received from the Company with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Deposit Agreement rely on any such direction in accordance with the provisions of Section 5.03 hereof. The Depositary shall have no duties, responsibilities or obligations to take any action under this paragraph without clear and precise instructions from the Company.
(c) The Depositary shall maintain all appropriate records documenting compliance with such requirements in accordance with its record retention policies, and shall make such records available on reasonable request to and at the expense of the Company or to its authorized representatives during the term of this Deposit Agreement.
ARTICLE 6
AMENDMENT AND TERMINATION
SECTION 6.01 Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent that are payable by the Company) that (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Series UU Preferred Stock pursuant to the Certificate of Designations shall be effective unless such amendment shall have been approved by the holders of Receipts representing at least the amount of Receipts then outstanding necessary to approve any amendment that would alter or abrogate the special rights of the Series UU Preferred Stock. In no event shall any amendment impair the right, subject to the provisions of Sections 2.06 and 2.07 and Article 3, of any holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Series UU Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.01. No amendment shall be effective unless executed by the Depositary and the Company.

SECTION 6.02 Termination. This Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Depositary if the holders of Receipts evidencing a majority of the Depositary Shares then outstanding consent to such termination, whereupon the Depositary shall deliver or make available to each holder of a Receipt, upon surrender of the Receipt held by such holder, such number of whole or fractional shares of deposited Series UU Preferred Stock as are represented by the Depositary Shares evidenced by such Receipt, together with any other property held by the Depositary in respect of such Receipt. This Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed in accordance with the provisions hereof or (ii) there shall have been made a final distribution in respect of the deposited Series UU Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto.
Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar, as Dividend Disbursing Agent and Redemption Agent under Sections 5.03, 5.06 and 5.07.
ARTICLE 7
MISCELLANEOUS
SECTION 7.01 Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile, PDF or other secure electronic means shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.
SECTION 7.02 Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever.
SECTION 7.03 Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if such provision affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.
SECTION 7.04 Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or e-mail, or courier service, addressed to the Company at:
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602
Attention: John M. Toomey, Vice President and Treasurer
Telephone: (312) 592-5328
Electronic Mail: John.Toomey@tdsinc.com
 or at any other address of which the Company shall have notified the Depositary in writing.
Any notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, e-mail (confirmed by letter) or courier service, addressed to the Depositary at:
Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, Massachusetts 02021
Attention: Client Services
with a copy to:
Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, Massachusetts 02021
Attention: General Counsel
Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, recognized next-day courier service or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary; provided, that any record holder may direct the Depositary to deliver notices to such record holder at an alternate address or in a specific manner that is reasonably requested by such record holder in a written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.

Delivery of a notice sent by mail shall be deemed to be effected at the time when a duly addressed letter containing the same is deposited, postage prepaid, in a post office letter box, or in the case of a next-day courier service, when deposited with such courier, courier fees prepaid.
Notwithstanding anything to the contrary in this Deposit Agreement, if Depositary Shares are held in book-entry form through DTC, any notices to holders of Receipts may be given to such holders in any manner permitted by DTC.
SECTION 7.05 Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.
SECTION 7.06 Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof to the same extent as though such Person executed this Deposit Agreement.
SECTION 7.07 Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed in said State, without regard to conflicts of laws principles that would result in the application of the law of any state other than the State of New York.
SECTION 7.08 Inspection of Deposit Agreement and Certificate of Designations. Copies of this Deposit Agreement and the Certificate of Designations shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Depositary Office by any holder of any Receipt.
SECTION 7.09 Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.
SECTION 7.10 Confidentiality. The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, including the fees for services contemplated hereunder, shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law or legal process. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Deposit Agreement and such disclosure is not prohibited by applicable law.
SECTION 7.11 Further Assurances. From time-to-time and after the date hereof, the Company agrees that it will perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of the provisions of this Deposit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Telephone and Data Systems, Inc. and Computershare Trust Company, N.A. and Computershare Inc. have duly executed this Deposit Agreement as of the day and year first set forth above and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ John M. Toomey
	Name:	John M. Toomey
	Title:	Vice President and Treasurer

By:	/s/ Peter L. Sereda
	Name:	Peter L. Sereda
	Title:	Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC., as Depositary,
COMPUTERSHARE TRUST COMPANY, N.A., as Registrar and Transfer Agent, and COMPUTERSHARE INC., as Dividend Disbursing Agent and Redemption Agent

By:	/s/ Katherine Anderson
	Name:	Katherine Anderson
	Title:	Vice President, Client Services

Exhibit A
FORM OF RECEIPT
UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO TELEPHONE AND DATA SYSTEMS, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Certificate Number: [ ]
Number of Depositary Shares: [ ]
CUSIP / ISIN NO.: 879433 787 / US8794337878
TELEPHONE AND DATA SYSTEMS, INC.
RECEIPT FOR DEPOSITARY SHARES
Each Representing a 1/1,000th Interest in a Share of
6.625% Cumulative Redeemable Perpetual Preferred Stock, Series UU
(par value $0.01 per share)
(liquidation preference $25,000 per share)
Computershare Inc. (“Computershare”), a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”), jointly as Depositary (the “Depositary”), hereby certify that CEDE & CO. is the registered owner of [ ] depositary shares ($ [ ] aggregate liquidation preference) (“Depositary Shares”), each Depositary Share representing a 1/1,000th interest in a share of 6.625% Cumulative Redeemable Perpetual Preferred Stock, Series UU, $0.01 par value per share and liquidation preference of $25,000 per share of Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated March 2, 2021 (the “Deposit Agreement”), among the Company and Computershare and Trust Company, as Depositary, the Trust Company, as Registrar and Transfer Agent, and Computershare as Dividend Disbursing Agent and Redemption Agent (each term as defined in the Deposit Agreement), and the holders from time to time of Receipts (as defined in the Deposit Agreement) for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized officer or, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.
Dated:

Computershare Inc. and Computershare Trust Company, N.A., Jointly as Depositary

By:
Authorized Officer

Computershare Trust Company, N.A., as Registrar

By:
Authorized Officer

[FORM OF REVERSE OF RECEIPT]

The following abbreviations when used in the instructions on the face of this receipt shall be construed as though they were written out in full according to applicable laws or regulations.
TEN COM    - as tenants in common
TEN ENT     - as tenants by the entireties
JT TEN         - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	__________	Custodian	__________
	(Cust)		(Minor)
under Uniform Gifts to Minors Act ______________
(State)

UNIF TRF MIN ACT - __________ Custodian ___________ (until age______)				(Cust) _____
under Uniform Transfers to Minors Act(Minor) _______________ (State)
Additional abbreviations may also be used though not in the above list.

ASSIGNMENT
For value received, __________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated _________________	NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.
SIGNATURE GUARANTEED
NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Exhibit B
Certificate of Designations